Exhibit 99.1

FOR IMMEDIATE RELEASE

Wm. Wrigley Jr. Company Declares Dividend

CHICAGO – August 16, 2005 – At their regularly scheduled meeting held today in Lake Geneva, Wisconsin, the Board of Directors of the Wm. Wrigley Jr. Company (NYSE:WWY) declared a regular dividend of $0.28 on each share of Common Stock and each share of Class B Common Stock for the three-month period beginning November 1, 2005.  These dividends are payable on November 1, 2005 to stockholders of record of each class of stock outstanding at the close of business on October 14, 2005.

The Wrigley Company is a recognized leader in the confectionery field and the world’s largest manufacturer and marketer of chewing gum, with global sales of more than $4.0 billion.  The Company markets its world-famous brands in more than 180 countries.  Three of these brands – Wrigley’s Spearmint®, Juicy Fruit®, and Altoids® – have heritages stretching back more than a century.  Other brands include Doublemint®, Life Savers®, Big Red®, Boomer®, Pim Pom®, Winterfresh®, Extra®, Freedent®, Hubba Bubba®, Orbit®, Excel®, Creme Savers®, Eclipse®, Airwaves®, Alpine®, Solano®, Sugus®, Cool Air®, and P.K. ®.

Contacts: WM. WRIGLEY JR. COMPANY
Christopher Perille, Senior Director – Corporate Communications	Phone: (312) 645-4077
Kelly McGrail, Director – Corporate Communications	Phone: (312) 645-4754